Exhibit 99.1

IIOT-OXYS, Inc. Provides Business Update

CAMBRIDGE, MA / ACCESSWIRE / January 30, 2023 / IIOT-OXYS, Inc. (OTC PINK: ITOX) ("Oxys" or the “Company”). IIOT-OXYS, Inc. announced an update on the Company’s business operations.

“We are pleased to announce that we kept our revenue promise for the quarter ended December 31, 2022. As predicted, our fourth quarter revenue exceeded that in the third quarter. This marks three consecutive quarters of quarter-over-quarter revenue growth. Overall, 2022 annual revenue exceeded that of 2020 and 2021 combined. Complete financials for the quarter will be disclosed in our annual Form 10-K filing with the SEC expected to be timely filed later this year," stated Cliff Emmons, CEO of Oxys.

“We also kept our promise to secure a Smart Manufacturing Proof of Concept (POC) contract before the end of 2022,” continued Mr. Emmons. The worldwide Smart Manufacturing market was estimated to be worth $88.7 billion USD in 2021, growing at a CAGR of 18.5%, and is expected to be $228.2 billion USD by 2027.[1]

“There are numerous early signs of positive momentum for the Company’s growth in 2023:

-	Our DOT Bridge Monitoring project is progressing well with revenue expected through the first half of 2023.
-	Our Smart Manufacturing CNC POC successfully kicked off in January and is expected to contribute to revenue by the second half of 2023.
-	We signed two new collaborative agreements in the areas of business development and novel sensor technology distribution.
-	Multiple new prospects are considering POCs, and additional contracts are expected late in first quarter or early second quarter of 2023
-	We are pursuing numerous sales leads generated by marketing efforts initiated in fourth quarter of 2022.

This first quarter of 2023 is already on track to exceed the fourth quarter revenue in 2022. Overall, we expect 2023 revenue to exceed that in 2022,” concluded Mr. Emmons.

About IIOT-OXYS, Inc.

IIOT-OXYS, Inc. (OTC PINK: ITOX) is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS's edge computing open-source hardware and proprietary ML algorithms employ our Minimally Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com.

[1]https://www.marketsandmarkets.com/Enquiry_Before_BuyingNew.asp?id=105448439&utm_source=SE-NA&utm_medium=Email

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

IIOT-OXYS, Inc.
Clifford L. Emmons
CEO
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.

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